Exhibit 23.2

LETTER OF CONSENT

We hereby consent to the reference to (i) our firm’s name, and (ii) our report relating to the valuation of the ordinary shares of Eyeblaster Inc. (the “Company”) in the Registration Statement of Form S-1 of the Company dated March 10, 2008 and any amendments thereto.

Very truly yours,

BDO Ziv Haft Consulting & Management Ltd.

/s/ BDO Ziv Haft Consulting & Management Ltd.

April 15, 2008

Tel Aviv, Israel